Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Premcor Retirement Savings Plan of Valero Energy Corporation and subsidiaries and to the incorporation by reference therein of our report dated March 11, 2004, with respect to the consolidated financial statements of Valero Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

August 3, 2006